                      PRESS RELEASE

SEACOR MARINE ANNOUNCES RESULTS FOR ITS
FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2017

Houma, Louisiana
March 22, 2018

FOR IMMEDIATE RELEASE - SEACOR Marine Holdings Inc. (NYSE:SMHI) (the “Company”), a leading provider of global marine and support transportation services to offshore oil and natural gas exploration, development and production facilities worldwide, today announced results for its fourth quarter and year ended December 31, 2017.
Net income attributable to SEACOR Marine Holdings Inc. was $29.0 million ($1.20 per diluted share) for the fourth quarter ended December 31, 2017. Net loss attributable to SEACOR Marine Holdings Inc. was $32.9 million ($1.87 per diluted share) for the year ended December 31, 2017.
Results for the fourth quarter ended December 31, 2017 included the following:

•	Improved direct vessel profit (“DVP”) of $11.7 million compared with $9.4 million in the preceding quarter.

•	Impairment charges of $11.8 million primarily associated with the Company’s anchor handling towing supply fleet.

•	Income tax benefits of $50.7 million recognized as a result of new U.S. tax legislation, commonly referred to as the Tax Cuts and Jobs Act, signed into law on December 22, 2017.
John Gellert, the Company’s Chief Executive Officer, commented:
“Operating results continued to improve in the fourth quarter.
We continue to see strengthened demand for platform and well services performed by our liftboat fleet both domestically and internationally, which helped to drive our improved results. With the consolidation of the SEACOR and Montco liftboat fleets in February, we enter the 2018 maintenance and construction season in the Gulf of Mexico with a larger, more capable liftboat fleet that is well positioned to meet growing demand.
The four PSVs we acquired in December are generating positive operating results and have already benefited from a tightening market for active vessels. We are closely evaluating opportunities for the newbuild SEACOSCO joint venture PSVs and are confident of securing charters for some of these vessels as the year progresses.
Our results reflect increasing seasonality in some of our asset classes, especially liftboats in the Gulf of Mexico and wind farm utility vessels in the North Sea. However, we remain optimistic that higher oil and natural gas prices are helping build a foundation for an eventual recovery in offshore activity worldwide. By leveraging our diverse fleet, which has been buttressed by recent acquisitions, we believe we are well positioned to service a wide variety of offshore activities as they develop in the coming year.”
For the fourth quarter and year ended December 31, 2016, net loss attributable to SEACOR Marine Holdings Inc. was $61.6 million ($3.48 per diluted share) and $132.0 million ($7.47 per diluted share), respectively. Net loss attributable to SEACOR Marine Holdings Inc. for the preceding quarter ended September 30, 2017 was $20.5 million ($1.25 per diluted share).
A comparison of results for the fourth quarter ended December 31, 2017 with the preceding quarter ended September 30, 2017 is included below.
Operating Revenues. Time charter revenues were $0.5 million higher compared with the preceding quarter. On a total fleet basis, time charter revenues increased by $0.8 million from improved utilization, $0.7 million from net fleet additions and $0.3 million due to favorable changes in currency exchange rates. Time charter revenues decreased by $1.0 million due to a reduction in average rates per day worked and $0.3 million due to the repositioning of vessels between geographic regions. Other marine services revenues were $1.0 million higher compared with the preceding quarter primarily due to the collection in the fourth quarter of previously deferred revenues.
On a total fleet basis, excluding wind farm utility vessels but including cold-stacked vessels, utilization of the fleet increased from 49% to 51%, and average rates per day worked increased from $8,565 to $8,583. Days available for charter were 1% higher in the fourth quarter primarily due to net fleet additions.
Direct Vessel Profit (“DVP”)(1) by Region. DVP was $11.7 million compared with $9.4 million in the preceding quarter, an increase of $2.3 million. In addition to improved operating revenues of $1.5 million, operating expenses (excluding leased-in equipment) were $0.8 million lower compared with the preceding quarter. Results by region are as follows:
United States, primarily Gulf of Mexico. Direct vessel profit was $1.3 million compared with direct vessel loss of $2.1 million in the preceding quarter, a $3.4 million improvement of which $1.7 million was associated with the liftboat fleet. Time charter revenues were $1.0 million higher compared with the preceding quarter. On a total fleet basis, time charter revenues increased by $0.7 million from improved utilization and $0.3 million from fleet additions. On a total fleet basis, including cold-stacked vessels, utilization of the fleet increased from 16% to 18%, and average rates per day worked improved by 11% from $7,212 to $8,027. Days available for charter were materially unchanged. Operating expenses (excluding leased-in equipment) were $2.4 million lower compared with the preceding quarter. Personnel costs were $0.6 million lower primarily due to the cold-stacking of additional vessels. Repairs and maintenance and drydocking expenses were $1.9 million lower primarily due to costs associated with the reactivating of previously cold-stacked vessels during the preceding quarter. As of December 31, 2017, the Company had 34 of 42 owned and leased-in vessels cold-stacked in the U.S. (ten anchor handling towing supply vessels, 13 fast support vessels, nine liftboats, one supply vessel and one specialty vessel) compared with 31 of 42 vessels as of September 30, 2017. As of December 31, 2017, the Company had one supply vessel retired and removed from service in this region.
Africa, primarily West Africa. DVP was $3.8 million compared with $2.6 million in the preceding quarter, a $1.2 million improvement. Time charter revenues were $0.2 million lower compared with the preceding quarter. On a total fleet basis, time charter revenues decreased by $0.2 million due to reduced utilization, $0.1 million due to a reduction in average day rates and $0.4 million due to the repositioning of vessels between geographic regions. Time charter revenues were $0.5 million higher due to fleet additions. On a total fleet basis, including cold-stacked vessels, utilization of the fleet increased from 71% to 75%, and average rates per day worked decreased by 1% from $10,611 to $10,517. Days available for charter decreased by 5% in the fourth quarter primarily due to the retirement and removal from service of one vessel. Other marine services revenues were $1.3 million higher compared with the preceding quarter primarily due to the collection in the fourth quarter of previously deferred revenues. As of December 31, 2017, the Company did not have any of its 16 owned and leased-in vessels cold-stacked in Africa compared with one of 14 vessels as of September 30, 2017. As of December 31, 2017, the Company had one fast support vessel and one specialty vessel retired and removed from service in this region.
Middle East and Asia. Direct vessel loss was $0.2 million compared with $0.5 million in the preceding quarter, including an improvement of $1.7 million on the liftboat fleet and a decline of $1.9 million on the fast support fleet. Time charter revenues were $1.2 million higher compared with the preceding quarter. Time charter revenues were $2.1 million higher due to increased utilization, $0.1 million higher due to the repositioning of vessels between geographic regions and $1.0 million lower due to a decrease in average rates per day worked. On a total fleet basis, including cold-stacked vessels, utilization of the fleet increased from 61% to 68%, and average rates per day worked decreased by 5% from $7,138 to $6,784. Days available for charter increased by 6% primarily due to the repositioning of vessels between geographic regions. Operating expenses (excluding leased-in equipment) were $1.1 million higher compared with the preceding quarter primarily due to increased drydocking activity on the fast support fleet and the repositioning of vessels between geographic regions. As of December 31, 2017, the Company had two of 25 owned and leased-in vessels cold-stacked in the Middle East and Asia (one anchor handling towing supply vessel and one wind farm utility vessel) compared with one of 25 vessels as of September 30, 2017. As of December 31, 2017, the Company had one specialty vessel retired and removed from service in this region.
___________________

(1)
Direct vessel profit (defined as operating revenues less operating expenses excluding leased-in equipment, “DVP”) is the Company’s measure of segment profitability when applied to reportable segments and a non-GAAP measure when applied to individual vessels, fleet categories or the combined fleet. DVP is a critical financial measure used by the Company to analyze and compare the operating performance of its individual vessels, fleet categories, regions and combined fleet, without regard to financing decisions (depreciation for owned vessels vs. leased-in expense for leased-in vessels). DVP is also useful when comparing the Company’s fleet performance against those of our competitors who may have differing fleet financing structures. DVP has material limitations as an analytical tool in that it does not reflect all of the costs associated with the operation of our fleet, and it should not be considered in isolation or used as a substitute for our results as reported under GAAP.

Brazil, Mexico, Central and South America. DVP was $2.1 million compared with $2.2 million in the preceding quarter. Time charter revenues were $0.1 million higher compared with the preceding quarter. On a total fleet basis, including cold-stacked vessels, utilization of the fleet increased from 49% to 50%, average rates per day worked increased from $16,060 to $16,718 and days available for charter were unchanged. Operating expenses (excluding leased-in equipment) were $0.2 million higher compared with the preceding quarter. As of December 31, 2017 and September 30, 2017, the Company had one of four owned and leased-in vessels cold-stacked in Brazil, Mexico, Central and South America (one fast support vessel).
Europe, primarily North Sea. DVP was $4.7 million compared with $7.2 million in the preceding quarter, a decrease of $2.5 million. Time charter revenues were $1.7 million lower primarily due to a seasonal reduction in utilization of the wind farm utility vessels. For the standby safety fleet, utilization decreased from 84% to 82%, and average rates per day worked increased from $8,650 to $8,660. For the wind farm utility vessels, utilization decreased from 94% to 73%, and average rates per day worked increased from $2,221 to $2,330. As of December 31, 2017, the Company had 19 owned standby safety vessels and 35 owned wind farm utility vessels in Europe.
Administrative and general. Administrative and general expenses were $2.0 million higher compared with the preceding quarter primarily due to higher director compensation costs and higher legal and professional fees.
Depreciation and amortization. Depreciation and amortization costs were $4.4 million higher compared with the preceding quarter, of which $2.8 million was associated with the fourth quarter reduction in the depreciable lives of three offshore support vessels to their next regulatory survey dates in 2018.
Asset Dispositions and Impairments. During the fourth quarter, the Company recognized impairment charges of $11.8 million associated with the Company’s anchor handling towing supply fleet. In addition, the Company sold three offshore support vessels previously retired and removed from service and one other offshore support vessel for net proceeds of $0.7 million and losses of $0.5 million. During the preceding quarter, the Company recognized impairment charges of $9.9 million associated with one fast support vessel removed from service and two specialty vessels. In addition, the Company sold two offshore support vessels previously retired and removed from service and other equipment for net proceeds of $0.2 million and gains of $0.2 million.
Derivative gains (losses). Net derivative gains during the fourth quarter and preceding quarter of $7.5 million and $13.0 million, respectively, were primarily due to reductions in the fair value of the Company’s conversion option liability on its 3.75% Convertible Senior Notes. The reductions in the conversion option liability were primarily the result of declines in the Company’s share price and estimated credit spread.
Income tax benefit. The Company’s effective income tax rate of 156% in the fourth quarter was higher than the Company’s statutory rate of 35% primarily due to income tax benefits of $43.7 million recognized as a result of new U.S. tax legislation signed into law on December 22, 2017. The majority of the income tax benefits recognized were due to a reduction in U.S. tax rates from 35% to 21% applied to the Company’s domestic basis differences and the elimination of previously accrued deferred taxes on the unremitted earnings of the Company’s foreign subsidiaries.
Equity in earnings (losses) of 50% or less owned companies. Equity earnings of $9.4 million in the fourth quarter included income tax benefits of $7.1 million recognized as a result of new U.S. tax legislation. The majority of the income tax benefits recognized were due to a reduction in U.S. tax rates from 35% to 21% applied to the Company’s basis differences in its domestic joint ventures and the elimination of previously accrued deferred taxes on the unremitted earnings of the Company’s foreign joint ventures. Equity losses of $7.3 million in the preceding quarter included an impairment charge of $8.3 million, net of tax, related to the Company’s investment in Dynamic Offshore Drilling Ltd.
Capital Commitments. As of December 31, 2017, the Company had capital commitments of $66.7 million that included four fast support vessels, three supply vessels and two wind farm utility vessels. The delivery dates and payment of certain costs (originally scheduled for payment in 2018, 2019 and 2020) for two of the fast support vessels are uncertain as the Company, at its option, may defer their construction for an indefinite period of time. The Company’s capital commitments by year of expected payment are as follows (in thousands):

2018	13,435
2019	21,919
2020	10,696
Deferred (estimated based on current construction pricing)	20,697
$66,747

Subsequent to December 31, 2017, the Company committed an additional $11.0 million ($10.1 million to be paid in 2018 and $0.9 million to be paid in 2019) to acquire two additional wind farm utility vessels and convert two of its existing supply vessels to a standby safety configuration.
On January 17, 2018, the Company announced the formation of SEACOSCO Offshore LLC (“SEACOSCO”), a Marshall Islands entity jointly owned by the Company and affiliates of COSCO SHIPPING GROUP, the world’s largest ship owner. SEACOSCO entered into contracts for the purchase of eight Rolls-Royce designed, new construction platform supply vessels. The Company’s total committed investment for construction and working capital requirements is approximately $27.5 million, with approximately $20.0 million payable in the first quarter of 2018 and the remaining balance due over the next 14 months.
Liquidity and Debt. As of December 31, 2017, the Company’s balances of cash, cash equivalents, restricted cash, and construction reserve funds totaled $157.9 million and its total outstanding debt was $314.9 million (net of $33.2 million in discount and issue costs).
On February 9, 2018, the Company announced the formation and capitalization of a joint venture between a wholly owned subsidiary of the Company and Montco Offshore, LLC (“MOI”). The transaction consolidates the fifteen liftboat vessels operated by the Company and six liftboat vessels previously operated by MOI. The consolidated joint venture paid $15.0 million of MOI’s debtor-in-possession obligations and entered into a $131.1 million credit agreement on a non-recourse basis with SEACOR Marine, comprised of a $116.1 million term loan and a $15.0 million revolving loan facility.
* * * * *
SEACOR Marine provides global marine and support transportation services to offshore oil and natural gas exploration, development and production facilities worldwide. SEACOR Marine and its joint ventures operate a diverse fleet of offshore support and specialty vessels that deliver cargo and personnel to offshore installations; handle anchors and mooring equipment required to tether rigs to the seabed; tow rigs and assist in placing them on location and moving them between regions; provide construction, well workover and decommissioning support; and carry and launch equipment used underwater in drilling and well installation, maintenance and repair. Additionally, SEACOR Marine’s vessels provide accommodations for technicians and specialists, safety support and emergency response services.

Certain statements discussed in this release as well as in other reports, materials and oral statements that the Company releases from time to time to the public constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Generally, words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “believe,” “plan,” “target,” “forecast” and similar expressions are intended to identify forward-looking statements. Such forward-looking statements concern management’s expectations, strategic objectives, business prospects, anticipated economic performance and financial condition and other similar matters. These statements are not guarantees of future performance and actual events or results may differ significantly from these statements. Actual events or results are subject to significant known and unknown risks, uncertainties and other important factors, including decreased demand and loss of revenues as a result of a decline in the price of oil and resulting decrease in capital spending by oil and gas companies, an oversupply of newly built offshore support vessels, additional safety and certification requirements for drilling activities in the U.S. Gulf of Mexico and delayed approval of applications for such activities, the possibility of U.S. government implemented moratoriums directing operators to cease certain drilling activities in the U.S. Gulf of Mexico and any extension of such moratoriums, weakening demand for the Company’s services as a result of unplanned customer suspensions, cancellations, rate reductions or non-renewals of vessel charters or failures to finalize commitments to charter vessels in response to a decline in the price of oil, increased government legislation and regulation of the Company’s businesses could increase cost of operations, increased competition if the Jones Act and related regulations are repealed, liability, legal fees and costs in connection with the provision of emergency response services, such as the response to the oil spill as a result of the sinking of the Deepwater Horizon in April 2010, decreased demand for the Company’s services as a result of declines in the global economy, declines in valuations in the global financial markets and a lack of liquidity in the credit sectors, including, interest rate fluctuations, availability of credit, inflation rates, change in laws, trade barriers, commodity prices and currency exchange fluctuations, the cyclical nature of the oil and gas industry, activity in foreign countries and changes in foreign political, military and economic conditions, changes to the status of applicable trade treaties including as a result of the U.K.’s impending exit from the European Union, changes in foreign and domestic oil and gas exploration and production activity, safety record requirements, compliance with U.S. and foreign government laws and regulations, including environmental laws and regulations and economic sanctions, the dependence on several key customers, consolidation of the Company’s customer base, the ongoing need to replace aging vessels, industry fleet capacity, restrictions imposed by the Jones Act and related regulations on the amount of foreign ownership of the Company’s Common Stock, operational risks, effects of adverse weather conditions and seasonality, adequacy of insurance coverage, the ability of the Company to achieve and maintain effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act, the attraction and retention of qualified personnel by the Company, and various other matters and factors, many of which are beyond the Company’s control as well as those discussed in Item 1A (Risk Factors) of the Company’s Annual Report on Form 10-K and other reports filed by the Company with the SEC. It should be understood that it is not possible to predict or identify all such factors. Consequently, the preceding should not be considered to be a complete discussion of all potential risks or uncertainties and investors and analysts should not place undue reliance on forward-looking statements. Forward-looking statements speak only as of the date of the document in which they are made. The Company disclaims any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which the forward-looking statement is based, except as required by law. It is advisable, however, to consult any further disclosures the Company makes on related subjects in its filings with the Securities and Exchange Commission, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K (if any). These statements constitute the Company’s cautionary statements under the Private Securities Litigation Reform Act of 1995.

Please visit SEACOR Marine’s website at www.seacormarine.com for additional information.
For all other requests, contact Erica Bartsch at (212) 446-1875 or ebartsch@seacormarine.com.

SEACOR MARINE HOLDINGS INC. CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS) (in thousands, except share data, unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2017	2016	2017	2016
Operating Revenues	$49,343	$44,361	$173,783	$215,636
Costs and Expenses:
Operating	40,480	32,671	159,599	166,925
Administrative and general	12,368	14,393	56,217	49,308
Depreciation and amortization	20,021	13,764	62,779	58,069
	72,869	60,828	278,595	274,302
Losses on Asset Dispositions and Impairments, Net	(12,304)	(66,252)	(23,547)	(116,222)
Operating Loss	(35,830)	(82,719)	(128,359)	(174,888)
Other Income (Expense):
Interest income	326	1,087	1,805	4,458
Interest expense	(4,509)	(2,553)	(16,532)	(10,008)
SEACOR Holdings management fees	—	(1,925)	(3,208)	(7,700)
SEACOR Holdings guarantee fees	(29)	(78)	(201)	(315)
Marketable security gains (losses), net	—	4,413	10,931	(45)
Derivative gains (losses), net	7,536	(82)	20,256	2,995
Foreign currency gains (losses), net	(320)	151	(1,709)	(3,312)
Other, net	(5)	(1,756)	(6)	(1,490)
	2,999	(743)	11,336	(15,417)
Loss Before Income Tax Benefit and Equity in Earnings (Losses) of 50% or Less Owned Companies	(32,831)	(83,462)	(117,023)	(190,305)
Income Tax Benefit	(51,361)	(27,638)	(74,406)	(63,469)
Income (Loss) Before Equity in Earnings (Losses) of 50% or Less Owned Companies	18,530	(55,824)	(42,617)	(126,836)
Equity in Earnings (Losses) of 50% or Less Owned Companies, Net of Tax	9,374	(5,950)	4,077	(6,314)
Net Income (Loss)	27,904	(61,774)	(38,540)	(133,150)
Net Loss attributable to Noncontrolling Interests in Subsidiaries	(1,057)	(199)	(5,639)	(1,103)
Net Income (Loss) attributable to SEACOR Marine Holdings Inc.	$28,961	$(61,575)	$(32,901)	$(132,047)

Income (Loss) Per Common Share of SEACOR Marine Holdings Inc.:
Basic	$1.65	$(3.48)	$(1.87)	$(7.47)
Diluted	$1.20	$(3.48)	$(1.87)	$(7.47)
Weighted Average Common Shares Outstanding:
Basic	17,551,935	17,671,356	17,601,244	17,671,356
Diluted	21,628,850	17,671,356	17,601,244	17,671,356

SEACOR MARINE HOLDINGS INC. CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS) (in thousands, except statistics and per share data, unaudited)

	Three Months Ended
	Dec. 31, 2017	Sep. 30, 2017		Jun. 30, 2017	Mar. 31, 2017	Dec. 31, 2016
Time Charter Statistics:
Average Rates Per Day Worked (excluding wind farm utility)	$8,583	$8,565		$8,431	$8,272	$9,093
Average Rates Per Day Worked	$6,435	$6,006		$5,649	$5,726	$6,308
Fleet Utilization (excluding wind farm utility)	51%	49%		43%	38%	39%
Fleet Utilization	56%	60%		56%	46%	47%
Fleet Available Days (excluding wind farm utility)	9,224	9,176		8,996	8,437	9,386
Fleet Available Days	12,628	12,580		12,363	11,767	12,790
Operating Revenues:
Time charter	$45,745	$45,267		$38,803	$30,730	$38,047
Bareboat charter	1,169	1,168		1,156	1,143	1,169
Other marine services	2,429	1,378		2,364	2,431	5,145
	49,343	47,813		42,323	34,304	44,361
Costs and Expenses:
Operating, excluding leased-in equipment	37,649	38,422		40,792	29,788	28,459
Operating, leased-in equipment	2,831	2,836		3,690	3,591	4,212
Administrative and general	12,368	10,318		21,705	11,826	14,393
Depreciation and amortization	20,021	15,622		14,633	12,503	13,764
	72,869	67,198		80,820	57,708	60,828
Gains (Losses) on Asset Dispositions and Impairments, Net	(12,304)	(9,744)		(6,318)	4,819	(66,252)
Operating Loss	(35,830)	(29,129)		(44,815)	(18,585)	(82,719)
Other Income (Expense):
Interest income	326	354		275	850	1,087
Interest expense	(4,509)	(4,295)		(4,546)	(3,182)	(2,553)
SEACOR Holdings management fees	—	—		(1,283)	(1,925)	(1,925)
SEACOR Holdings guarantee fees	(29)	(21)		(75)	(76)	(78)
Marketable security gains (losses), net	—	(698)		(109)	11,738	4,413
Derivative gains (losses), net	7,536	13,022		(213)	(89)	(82)
Foreign currency gains (losses), net	(320)	(106)		(1,094)	(189)	151
Other, net	(5)	—		—	(1)	(1,756)
	2,999	8,256		(7,045)	7,126	(743)
Loss Before Income Tax Benefit and Equity in Earnings (Losses) of 50% or Less Owned Companies	(32,831)	(20,873)	—	(51,860)	(11,459)	(83,462)
Income Tax Benefit	(51,361)	(5,823)		(13,800)	(3,422)	(27,638)
Income (Loss) Before Equity in Earnings (Losses) of 50% or Less Owned Companies	18,530	(15,050)		(38,060)	(8,037)	(55,824)
Equity in Earnings (Losses) of 50% or Less Owned Companies, Net of Tax	9,374	(7,306)		1,571	438	(5,950)
Net Income (Loss)	27,904	(22,356)		(36,489)	(7,599)	(61,774)
Net Loss attributable to Noncontrolling Interests in Subsidiaries	(1,057)	(1,881)		(2,497)	(204)	(199)
Net Income (Loss) attributable to SEACOR Marine Holdings Inc.	$28,961	$(20,475)		$(33,992)	$(7,395)	$(61,575)

Income (Loss) Per Common Share of SEACOR Marine Holdings Inc.:
Basic	$1.65	$(1.17)		$(1.93)	$(0.42)	$(3.48)
Diluted	$1.20	$(1.25)		$(1.93)	$(0.42)	$(3.48)
Weighted Average Common Shares of Outstanding:
Basic	17,552	17,551		17,632	17,671	17,671
Diluted	21,629	21,621		17,632	17,671	17,671
Common Shares Outstanding at Period End	17,675	17,671		17,671	17,671	17,671

SEACOR MARINE HOLDINGS INC. DIRECT VESSEL PROFIT (“DVP”) BY REGION (in thousands, except statistics, unaudited)

	Three Months Ended
	Dec. 31, 2017	Sep. 30, 2017	Jun. 30, 2017	Mar. 31, 2017	Dec. 31, 2016
United States, primarily Gulf of Mexico
Time Charter Statistics:
Average rates per day worked	$8,027	$7,212	$9,619	$10,133	$9,316
Fleet utilization	18%	16%	13%	7%	7%
Fleet available days	3,864	3,859	4,063	3,998	4,169
Out-of-service days for repairs, maintenance and drydockings	139	338	221	159	32
Out-of-service days for cold-stacked status	3,010	2,746	3,070	3,456	3,794
Operating revenues:
Time charter	$5,608	$4,587	$4,889	$2,995	$2,694
Other marine services	1,077	1,116	1,198	826	906
	6,685	5,703	6,087	3,821	3,600
Direct operating expenses:
Personnel	3,853	4,455	4,183	3,130	3,310
Repairs and maintenance	631	1,289	937	737	551
Drydocking	(164)	1,109	310	573	19
Insurance and loss reserves	678	598	1,205	805	484
Fuel, lubes and supplies	381	249	545	310	112
Other	3	123	51	72	(36)
	5,382	7,823	7,231	5,627	4,440
Direct Vessel Profit (Loss)	$1,303	$(2,120)	$(1,144)	$(1,806)	$(840)

Leased-in equipment (included in operating costs and expenses)	$1,866	$1,870	$2,205	$2,211	$2,215
Depreciation and amortization	$5,487	$5,224	$5,749	$5,600	$6,529

Africa, primarily West Africa
Time Charter Statistics:
Average rates per day worked	$10,517	$10,611	$10,348	$9,388	$10,511
Fleet utilization	75%	71%	67%	61%	53%
Fleet available days	1,207	1,283	1,123	1,019	1,445
Out-of-service days for repairs, maintenance and drydockings	34	79	125	19	56
Out-of-service days for cold-stacked status	92	184	91	180	507
Operating revenues:
Time charter	$9,533	$9,700	$7,786	$5,847	$8,072
Other marine services	983	(310)	215	192	582
	10,516	9,390	8,001	6,039	8,654
Direct operating expenses:
Personnel	3,795	3,588	3,428	2,608	3,024
Repairs and maintenance	855	1,324	3,234	544	694
Drydocking	129	311	683	1,057	(103)
Insurance and loss reserves	(19)	157	357	182	144
Fuel, lubes and supplies	859	693	704	559	790
Other	1,098	704	871	646	221
	6,717	6,777	9,277	5,596	4,770
Direct Vessel Profit (Loss)	$3,799	$2,613	$(1,276)	$443	$3,884

Leased-in equipment (included in operating costs and expenses)	$965	$966	$969	$970	$972
Depreciation and amortization	$3,175	$2,456	$2,059	$1,590	$1,849

SEACOR MARINE HOLDINGS INC. DIRECT VESSEL PROFIT (“DVP”) BY REGION (continued) (in thousands, except statistics, unaudited)

	Three Months Ended
	Dec. 31, 2017	Sep. 30, 2017	Jun. 30, 2017	Mar. 31, 2017	Dec. 31, 2016
Middle East and Asia
Time Charter Statistics:
Average rates per day worked	$6,784	$7,138	$6,580	$7,017	$9,083
Fleet utilization	68%	61%	55%	49%	58%
Fleet available days	2,331	2,194	2,067	1,710	1,932
Out-of-service days for repairs, maintenance and drydockings	104	95	122	50	3
Out-of-service days for cold-stacked status	119	184	304	320	186
Operating revenues:
Time charter	$10,682	$9,490	$7,415	$5,823	$10,187
Other marine services	(171)	(341)	109	877	2,935
	10,511	9,149	7,524	6,700	13,122
Direct operating expenses:
Personnel	4,882	4,731	4,147	3,123	4,367
Repairs and maintenance	2,205	2,309	3,947	576	1,539
Drydocking	554	(102)	358	158	5
Insurance and loss reserves	382	363	353	346	118
Fuel, lubes and supplies	1,180	1,115	908	524	802
Other	1,522	1,192	1,061	1,465	851
	10,725	9,608	10,774	6,192	7,682
Direct Vessel Profit (Loss)	$(214)	$(459)	$(3,250)	$508	$5,440

Leased-in equipment (included in operating costs and expenses)	$—	$—	$516	$346	$836
Depreciation and amortization	$6,898	$4,320	$3,979	$2,527	$2,510

Brazil, Mexico, Central and South America
Time Charter Statistics:
Average rates per day worked	$16,718	$16,060	$—	$—	$—
Fleet utilization	50%	49%	—%	—%	—%
Fleet available days	184	184	105	90	184
Out-of-service days for cold-stacked status	92	92	91	90	184
Operating revenues:
Time charter	$1,538	$1,439	$—	$—	$—
Bareboat charter	1,169	1,168	1,156	1,143	1,169
Other marine services	156	159	162	75	76
	2,863	2,766	1,318	1,218	1,245
Direct operating expenses:
Personnel	322	326	148	13	24
Repairs and maintenance	44	110	116	4	5
Insurance and loss reserves	230	75	4	7	6
Fuel, lubes and supplies	163	33	27	—	(172)
Other	44	69	3	1	—
	803	613	298	25	(137)
Direct Vessel Profit	$2,060	$2,153	$1,020	$1,193	$1,382

Leased-in equipment (included in operating costs and expenses)	$—	$—	$—	$—	$(1)
Depreciation and amortization	$1,134	$1,025	$784	$665	$755

SEACOR MARINE HOLDINGS INC. DIRECT VESSEL PROFIT (“DVP”) BY REGION (continued) (in thousands, except statistics, unaudited)

	Three Months Ended
	Dec. 31, 2017	Sep. 30, 2017	Jun. 30, 2017	Mar. 31, 2017	Dec. 31, 2016
Europe, primarily North Sea
Time Charter Statistics:
Average rates per day worked - Standby safety	$8,660	$8,650	$8,457	$8,131	$8,284
Fleet utilization - Standby safety	82%	84%	80%	80%	81%
Fleet available days - Standby safety	1,822	1,840	1,820	1,800	1,840
Average rates per day worked - Wind farm utility	2,330	2,221	2,124	2,005	1,991
Fleet utilization - Wind farm utility	73%	94%	95%	69%	73%
Fleet available days - Wind farm utility	3,220	3,220	3,185	3,150	3,220
Out-of-service days for repairs, maintenance and drydockings	249	110	124	173	130
Operating revenues:
Time charter	$18,384	$20,051	$18,713	$16,065	$17,094
Other marine services	384	754	680	461	646
	18,768	20,805	19,393	16,526	17,740
Direct operating expenses:
Personnel	9,101	9,079	8,671	7,917	8,157
Repairs and maintenance	2,490	2,378	2,191	1,734	1,955
Drydocking	919	961	900	1,279	210
Insurance and loss reserves	172	203	207	219	240
Fuel, lubes and supplies	1,037	790	1,006	949	907
Other	303	190	237	250	235
	14,022	13,601	13,212	12,348	11,704
Direct Vessel Profit	$4,746	$7,204	$6,181	$4,178	$6,036

Leased-in equipment (included in operating costs and expenses)	$—	$—	$—	$64	$190
Depreciation and amortization	$3,327	$2,597	$2,062	$2,121	$2,122

SEACOR MARINE HOLDINGS INC. DIRECT VESSEL PROFIT (“DVP”) BY VESSEL CLASS (in thousands, except statistics, unaudited)

	Three Months Ended
	Dec. 31, 2017	Sep. 30, 2017	Jun. 30, 2017	Mar. 31, 2017	Dec. 31, 2016
Anchor handling towing supply
Time Charter Statistics:
Average rates per day worked	$10,322	$9,766	$10,774	$13,341	$13,686
Fleet utilization	21%	25%	24%	15%	20%
Fleet available days	1,288	1,288	1,274	1,260	1,564
Out-of-service days for repairs, maintenance and drydockings	5	69	43	15	16
Out-of-service days for cold-stacked status	943	851	856	958	1,143
Operating revenues:
Time charter	$2,849	$3,199	$3,299	$2,570	$4,178
Other marine services	698	(88)	(50)	(163)	(200)
	3,547	3,111	3,249	2,407	3,978
Direct operating expenses:
Personnel	2,381	2,388	2,745	2,494	3,134
Repairs and maintenance	498	565	990	497	471
Drydocking	(30)	125	62	348	(104)
Insurance and loss reserves	195	176	307	357	282
Fuel, lubes and supplies	446	158	317	416	281
Other	(499)	(170)	(425)	(284)	(629)
	2,991	3,242	3,996	3,828	3,435
Direct Vessel Profit (Loss)	$556	$(131)	$(747)	$(1,421)	$543

Leased-in equipment (included in operating costs and expenses)	$1,862	$1,866	$1,869	$1,873	$1,876
Depreciation and amortization	$2,430	$2,419	$2,418	$2,419	$3,600

Fast support
Time Charter Statistics:
Average rates per day worked	$7,414	$7,999	$8,086	$7,417	$7,875
Fleet utilization	52%	49%	43%	44%	47%
Fleet available days	3,864	3,885	3,684	3,212	3,312
Out-of-service days for repairs, maintenance and drydockings	155	208	242	83	46
Out-of-service days for cold-stacked status	1,324	1,447	1,580	1,439	1,560
Operating revenues:
Time charter	$14,845	$15,271	$12,712	$10,542	$12,280
Other marine services	(399)	(410)	152	853	1,266
	14,446	14,861	12,864	11,395	13,546
Direct operating expenses:
Personnel	5,717	5,405	4,815	4,010	4,424
Repairs and maintenance	1,853	2,680	5,893	709	1,748
Drydocking	684	247	979	1,010	29
Insurance and loss reserves	129	297	381	462	213
Fuel, lubes and supplies	849	975	990	612	515
Other	2,356	1,610	1,527	1,324	1,007
	11,588	11,214	14,585	8,127	7,936
Direct Vessel Profit (Loss)	$2,858	$3,647	$(1,721)	$3,268	$5,610

Leased-in equipment (included in operating costs and expenses)	$343	$343	$860	$690	$1,161
Depreciation and amortization	$6,521	$5,000	$4,403	$3,418	$3,108

SEACOR MARINE HOLDINGS INC. DIRECT VESSEL PROFIT (“DVP”) BY VESSEL CLASS (continued) (in thousands, except statistics, unaudited)

	Three Months Ended
	Dec. 31, 2017	Sep. 30, 2017	Jun. 30, 2017	Mar. 31, 2017	Dec. 31, 2016
Supply
Time Charter Statistics:
Average rates per day worked	$5,222	$6,279	$6,028	$11,707	$6,298
Fleet utilization	81%	65%	48%	20%	19%
Fleet available days	594	507	580	630	953
Out-of-service days for repairs, maintenance and drydockings	2	36	3	—	29
Out-of-service days for cold-stacked status	25	99	182	194	446
Operating revenues:
Time charter	$2,527	$2,062	$1,679	$1,457	$1,140
Other marine services	1,122	1,079	1,069	1,077	1,222
	3,649	3,141	2,748	2,534	2,362
Direct operating expenses:
Personnel	1,604	1,321	1,198	1,055	1,219
Repairs and maintenance	266	321	362	200	186
Drydocking	—	—	—	—	(2)
Insurance and loss reserves	210	26	34	74	66
Fuel, lubes and supplies	632	194	156	171	260
Other	348	158	252	954	297
	3,060	2,020	2,002	2,454	2,026
Direct Vessel Profit	$589	$1,121	$746	$80	$336

Leased-in equipment (included in operating costs and expenses)	$—	$—	$331	$332	$332
Depreciation and amortization	$3,566	$1,226	$1,278	$1,295	$1,637

Standby safety
Time Charter Statistics:
Average rates per day worked	$8,660	$8,650	$8,457	$8,131	$8,284
Fleet utilization	82%	84%	80%	80%	81%
Fleet available days	1,822	1,840	1,820	1,800	1,840
Out-of-service days for repairs, maintenance and drydockings	78	96	108	87	27
Operating revenues:
Time charter	$12,921	$13,328	$12,279	$11,695	$12,403
Other marine services	38	32	36	33	33
	12,959	13,360	12,315	11,728	12,436
Direct operating expenses:
Personnel	6,901	6,955	6,698	6,334	6,477
Repairs and maintenance	1,570	1,943	1,610	1,208	1,388
Drydocking	919	960	900	1,280	209
Insurance and loss reserves	106	116	137	136	96
Fuel, lubes and supplies	894	723	844	825	789
Other	220	156	199	197	184
	10,610	10,853	10,388	9,980	9,143
Direct Vessel Profit	$2,349	$2,507	$1,927	$1,748	$3,293

Depreciation and amortization	$769	$578	$566	$559	$590

SEACOR MARINE HOLDINGS INC. DIRECT VESSEL PROFIT (“DVP”) BY VESSEL CLASS (continued) (in thousands, except statistics, unaudited)

	Three Months Ended
	Dec. 31, 2017	Sep. 30, 2017	Jun. 30, 2017	Mar. 31, 2017	Dec. 31, 2016
Specialty
Time Charter Statistics:
Average rates per day worked	$—	$—	$12,000	$—	$37,024
Fleet utilization	—%	—%	5%	—%	23%
Fleet available days	276	276	273	270	337
Out-of-service days for repairs, maintenance and drydockings	24	25	7	—	—
Out-of-service days for cold-stacked status	160	159	182	239	123
Operating revenues:
Time charter	$(1)	$—	$149	$—	$2,891
Other marine services	1	268	278	—	1,464
	—	268	427	—	4,355
Direct operating expenses:
Personnel	472	413	316	265	989
Repairs and maintenance	77	40	56	40	246
Drydocking	(136)	736	—	—	—
Insurance and loss reserves	102	21	35	61	73
Fuel, lubes and supplies	20	92	59	70	377
Other	85	84	98	149	303
	620	1,386	564	585	1,988
Direct Vessel Profit (Loss)	$(620)	$(1,118)	$(137)	$(585)	$2,367

Leased-in equipment (included in operating costs and expenses)	$—	$—	$—	$—	$20
Depreciation and amortization	$283	$579	$579	$581	$488

Liftboats
Time Charter Statistics:
Average rates per day worked	16,662	11,899	10,315	9,782	13,486
Fleet utilization	30%	28%	16%	1%	1%
Fleet available days	1,380	1,380	1,365	1,265	1,380
Out-of-service days for repairs, maintenance and drydockings	$92	$174	$173	$130	$—
Out-of-service days for cold-stacked status	771	551	605	1,059	1,336
Operating revenues:
Time charter	$6,954	$4,659	$2,251	$95	$96
Other marine services	393	447	384	41	7
	7,347	5,106	2,635	136	103
Direct operating expenses:
Personnel	2,577	3,394	2,748	1,006	781
Repairs and maintenance	990	1,288	915	405	104
Drydocking	1	211	310	429	—
Insurance and loss reserves	722	684	1,167	375	231
Fuel, lubes and supplies	632	646	667	122	79
Other	333	352	488	14	—
	5,255	6,575	6,295	2,351	1,195
Direct Vessel Profit (Loss)	$2,092	$(1,469)	$(3,660)	$(2,215)	$(1,092)

Leased-in equipment (included in operating costs and expenses)	$626	$627	$630	$632	$633
Depreciation and amortization	$3,160	$3,045	$3,045	$1,923	$1,965

SEACOR MARINE HOLDINGS INC. DIRECT VESSEL PROFIT (“DVP”) BY VESSEL CLASS (continued) (in thousands, except statistics, unaudited)

	Three Months Ended
	Dec. 31, 2017	Sep. 30, 2017	Jun. 30, 2017	Mar. 31, 2017	Dec. 31, 2016
Wind farm utility
Time Charter Statistics:
Average rates per day worked	$2,318	$2,220	$2,124	$2,005	$2,104
Fleet utilization	72%	89%	90%	65%	71%
Fleet available days	$3,404	$3,404	$3,367	$3,330	$3,404
Out-of-service days for repairs, maintenance and drydockings	$171	$14	$16	$86	$103
Out-of-service days for cold-stacked status	$92	$99	$152	$157	$62
Operating revenues:
Time charter	$5,650	$6,748	$6,434	$4,371	$5,059
Other marine services	295	688	583	362	553
	5,945	7,436	7,017	4,733	5,612
Direct operating expenses:
Personnel	2,295	2,265	2,036	1,642	1,839
Repairs and maintenance	969	575	599	536	601
Drydocking	—	—	—	—	(1)
Insurance and loss reserves	74	89	83	89	147
Fuel, lubes and supplies	146	93	162	126	130
Other	121	87	80	88	102
	3,605	3,109	2,960	2,481	2,818
Direct Vessel Profit	$2,340	$4,327	$4,057	$2,252	$2,794

Leased-in equipment (included in operating costs and expenses)	$—	$—	$—	$64	$190
Depreciation and amortization	$2,903	$2,293	$1,768	$1,829	$1,700

Other Activity
Operating revenues:
Other marine services	$1,450	$530	$1,068	$1,371	$1,969

Direct operating expenses:
Personnel	6	38	21	(15)	19
Repairs and maintenance	2	(2)	—	—	—
Drydocking	—	—	—	—	—
Insurance and loss reserves	(95)	(13)	(18)	5	(116)
Fuel, lubes and supplies	1	(1)	(5)	—	8
Other	6	1	4	(8)	7
	(80)	23	2	(18)	(82)
Direct Vessel Profit	$1,530	$507	$1,066	$1,389	$2,051

Depreciation and amortization	$389	$482	$576	$479	$677

SEACOR MARINE HOLDINGS INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (NON-GAAP PRESENTATION) (in thousands, unaudited)

	Three Months Ended
	Dec. 31, 2017	Sep. 30, 2017	Jun. 30, 2017	Mar. 31, 2017	Dec. 31, 2016
Cash Flows from Operating Activities:
DVP	$11,694	$9,391	$1,531	$4,516	$15,902
Operating, leased-in equipment (excluding amortization of deferred gains)	(4,840)	(4,845)	(5,740)	(5,641)	(6,262)
Administrative and general (excluding provisions for bad debts and amortization of share awards)	(12,091)	(11,139)	(22,596)	(10,267)	(10,113)
SEACOR Holdings management and guarantee fees	(29)	(21)	(1,358)	(2,001)	(2,003)
Other, net (excluding non-cash losses)	(5)	—	—	(1)	(272)
Dividends received from 50% or less owned companies	200	800	1,642	—	406
	(5,071)	(5,814)	(26,521)	(13,394)	(2,342)
Changes in operating assets and liabilities before interest and income taxes	9,003	(14,428)	8,300	3,415	7,111
Purchases of marketable securities	—	—	—	—	(14,321)
Proceeds from sale of marketable securities	—	—	—	51,877	—
Cash settlements on derivative transactions, net	(140)	(184)	(166)	(22)	(285)
Interest paid, excluding capitalized interest	(4,471)	(1,119)	(3,626)	—	(2,280)
Interest received	326	354	275	2,372	(291)
Income taxes (paid) refunded, net	(52)	2,599	10,178	21,048	(280)
Net cash provided by (used in) operating activities (GAAP Measure)	(405)	(18,592)	(11,560)	65,296	(12,688)
Cash Flows from Investing Activities:
Purchases of property and equipment, excluding capitalized interest	(16,105)	(22,796)	(17,006)	(9,484)	(16,153)
Capitalized interest paid	(563)	(754)	(1,654)	(659)	(1,925)
Cash settlements on derivative transactions, net	—	(45)	—	(324)	(342)
Proceeds from disposition of property and equipment	1,046	248	1,252	8,297	37,800
Construction reserve funds (deposits) withdrawals, net	94	22,344	15,678	(5,268)	(16,310)
Net investing activities in property and equipment	(15,528)	(1,003)	(1,730)	(7,438)	3,070
Net investing activities in 50% or less owned companies	(366)	(773)	(1,733)	4,956	(8,661)
Net investing activities in third party notes receivable	—	—	—	—	(380)
Net decrease (increase) in restricted cash	(682)	205	(13)	(349)	(67)
Cash assumed on consolidation of 50% or less owned companies	—	—	—	1,943	—
Business acquisitions, net of cash acquired	—	—	(9,751)	—	—
Net cash used in investing activities (GAAP Measure)	(16,576)	(1,571)	(13,227)	(888)	(6,038)
Cash Flows from Financing Activities:
Payments on long-term debt	(3,354)	(4,599)	(2,800)	(1,173)	(2,027)
Proceeds from issuance of debt, net of issue costs	(300)	3,622	(173)	3,396	6,564
Distribution of SEACOR Marine restricted stock to Company personnel by SEACOR Holdings	—	—	(2,656)	—	—
Purchase of subsidiary shares from noncontrolling interests	—	—	(3,693)	—	—
Net cash provided by (used in) financing activities (GAAP Measure)	(3,654)	(977)	(9,322)	2,223	4,537
Effects of Exchange Rate Changes on Cash and Cash Equivalents	512	539	858	269	(979)
Net Increase (Decrease) in Cash and Cash Equivalents	(20,123)	(20,601)	(33,251)	66,900	(15,168)
Cash and Cash Equivalents, Beginning of Period	130,357	150,958	184,209	117,309	132,477
Cash and Cash Equivalents, End of Period	$110,234	$130,357	$150,958	$184,209	$117,309

SEACOR MARINE HOLDINGS INC. CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, unaudited)

	Dec. 31, 2017	Sep. 30, 2017	Jun. 30, 2017	Mar. 31, 2017	Dec. 31, 2016
ASSETS
Current Assets:
Cash and cash equivalents	$110,234	$130,357	$150,958	$184,209	$117,309
Restricted cash	2,317	1,619	1,824	1,811	1,462
Marketable securities	—	—	688	785	40,139
Receivables:
Trade, net of allowance for doubtful accounts	45,616	54,124	43,475	48,044	44,830
Due from SEACOR Holdings	—	—	—	—	19,102
Other	12,341	8,942	11,957	11,701	21,316
Inventories	3,756	3,786	3,376	3,421	3,058
Prepaid expenses and other	3,026	3,364	3,719	3,068	3,349
Total current assets	177,290	202,192	215,997	253,039	250,565
Property and Equipment:
Historical cost	1,179,836	1,204,409	1,155,155	1,089,176	958,759
Accumulated depreciation	(560,160)	(558,919)	(543,822)	(534,522)	(540,619)
	619,676	645,490	611,333	554,654	418,140
Construction in progress	70,157	60,597	90,335	83,710	123,801
Net property and equipment	689,833	706,087	701,668	638,364	541,941
Investments, at Equity, and Advances to 50% or Less Owned Companies	92,169	89,984	100,719	114,767	138,311
Construction Reserve Funds	45,361	45,455	67,799	83,477	78,209
Other Assets	3,851	6,213	6,072	6,176	6,093
	$1,008,504	$1,049,931	$1,092,255	$1,095,823	$1,015,119
LIABILITIES AND EQUITY
Current Liabilities:
Current portion of long-term debt	$22,858	30,858	$81,593	$26,600	$20,400
Accounts payable and accrued expenses	24,024	23,487	23,436	26,399	25,969
Due to SEACOR Holdings	1,358	663	3,519	1,827	—
Other current liabilities	50,978	54,210	47,014	46,055	34,647
Total current liabilities	99,218	109,218	155,562	100,881	81,016
Long-Term Debt	292,041	285,869	233,904	274,408	217,805
Conversion Option Liability on 3.75% Convertible Senior Notes	6,832	14,135	27,109	—	—
Deferred Income Taxes	55,506	106,389	117,332	121,028	124,945
Deferred Gains and Other Liabilities	31,741	36,314	39,324	38,820	41,198
Total liabilities	485,338	551,925	573,231	535,137	464,964
Equity:
SEACOR Marine Holdings Inc. stockholders’ equity:
Preferred stock	—	—	—	—	—
Common stock	177	177	177	177	177
Additional paid-in capital	303,996	302,952	302,678	306,359	306,359
Retained earnings	216,511	187,550	208,025	242,017	249,412
Accumulated other comprehensive loss, net of tax	(12,493)	(8,685)	(9,690)	(10,679)	(11,337)
	508,191	481,994	501,190	537,874	544,611
Noncontrolling interests in subsidiaries	14,975	16,012	17,834	22,812	5,544
Total equity	523,166	498,006	519,024	560,686	550,155
	$1,008,504	$1,049,931	$1,092,255	$1,095,823	$1,015,119

SEACOR MARINE HOLDINGS INC. FLEET COUNTS (unaudited)

	Dec. 31, 2017(1)	Sep. 30, 2017	Jun. 30, 2017	Mar. 31, 2017	Dec. 31, 2016
Anchor handling towing supply	23	23	25	25	25
Fast support	50	50	49	51	48
Supply	31	27	26	28	28
Standby safety	20	21	21	21	21
Specialty	4	6	6	6	6
Liftboats	15	15	15	15	15
Wind farm utility	41	41	40	40	40
	184	183	182	186	183
______________________

(1)	Excludes three owned and one leased-in offshore support vessels that have been retired and removed from service.

SEACOR MARINE HOLDINGS INC. EXPECTED FLEET DELIVERIES (unaudited)

	2018				2019				2020
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Deferred	Total
Fast support	—	—	—	—	1	—	—	—	1	2	4
Supply	—	—	1	—	1	—	1	—	—	—	3
Wind farm utility(1)	1	1	1	—	1	—	—	—	—	—	4

______________________

(1)	The wind farm utility vessel scheduled for delivery in Q2 2018 is expected to be sold, at cost, to one of the Company’s joint ventures.